Exhibit 10.3

TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS TIME BASED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made effective as of ____________ (the “Grant Date”), by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), and Team Member.

WHEREAS, Team Member has been awarded a number of restricted stock units (“RSUs”) determined as follows:   (1) multiply the Team Member’s base salary as of the Grant Date by ____% of his LTIP multiplier as determined by the Compensation Committee prior to the Grant Date, and (2) divide the product determined in (1) above by the closing price of the Company’s Shares on the New York Stock Exchange on the Grant Date; and

WHEREAS, the RSUs are subject to the terms and conditions of the Total System Services, Inc. 2017 Omnibus Plan (the “Plan”) and the provisions of this Agreement;

WHEREAS, unless otherwise defined in this Agreement, any capitalized terms used herein shall have the meanings ascribed to such terms in the Plan; and

NOW, THEREFORE, in consideration of the grant of this award to Team Member, Team Member hereby agrees to the following terms and conditions:

1.   Vesting of RSUs.

(a)       Vesting Conditions.  If Team Member remains in the continuous employ of the Company or one of its Affiliates or Subsidiaries (collectively the "Company Group") through the date(s) indicated in Column (I) below (the “Vesting Period”), the RSUs will become non‑forfeitable (i.e., “vest”) to the extent indicated in Column (II) below:

(I) If employment continues through	then	(II) the % of the RSUs which vests is
___________ (one year from grant)		33%
___________ (two years from grant)		67%
___________ (three years from grant)		100%.

Such vesting will occur (to the extent indicated in Column (II) above) at the close of business on the applicable date(s) indicated in Column (I) above.  Except as provided in Section 1(b) or 1(c) below, or in the Plan, any RSUs which are not vested on the date of Team Member’s Termination of Service will be forfeited to the Company, unless the Committee in its sole and exclusive discretion determines otherwise.

For purposes of this Agreement, a Termination of Service will be deemed to have occurred as of the date Team Member is no longer actively providing services to the Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Team Member is employed or otherwise providing services or the terms of his or her employment or service agreement, if any), and will not be extended by any notice period (e.g., Team Member’s period of service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Team Member is employed or is otherwise rendering services or the terms of his or her employment or service agreement, if any).  The Committee shall have exclusive discretion to determine when Team Member is no longer actively providing services for purposes of the RSUs (including whether Team Member may still be considered to be providing services while on a leave of absence).

(b)       Effect of Death or Disability.  If the Termination of Service occurs by reason of Team Member’s death or long-term disability (determined on the basis of qualification for long-term disability benefits under a plan or arrangement offered by the Company or, if different, the Affiliate or Subsidiary for which Team Member is rendering services (the "Employer") (“Disability”)), then any RSUs which are not vested at the time of such termination will become vested automatically.

(c)       Effect of Retirement.  If Team Member retires from the Company Group on or after the date Team Member attains age 65, or age 62 with 15 or more years of service, the RSUs will vest as follows:

(i)        If Team Member retires before __________ (one year from date of grant), a percentage of the RSUs will vest as of the date of retirement, with such percentage determined based on the ratio of the number of months since __________ (the date of grant) that Team Member was been employed to 36.  Partial months of employment will be counted as full number of months; or

(ii)       If Team Member retires on or after __________ (one year from date of grant), Team Member shall be deemed to have continued employment through the end of the Vesting Period and the RSUs will become 67% vested on __________ (two years from the date of grant) and 100% vested on __________ (three years from the date of grant.

If Team Member is involuntarily terminated by an entity within the Company Group, Team Member will not be considered to have “retired” for purposes of this Section 1(c), regardless of whether Team Member’s Termination of Service occurs on or after the date he or she attained (i) age 65 or (ii) age 62 with 15 or more years of service, unless the Committee determines otherwise, in its sole discretion.

Notwithstanding any provision of this Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in Team Member’s jurisdiction that would likely result in the favorable treatment that applies to the RSUs if Team Member's Termination of Service occurs as a result of Team Member’s retirement being deemed unlawful and/or discriminatory, the provisions of this Section 1(c) regarding the treatment of the RSUs if Team Member's Termination of Service as a result of retirement will not be applicable to Team Member and the remaining provisions of this Section 1 will govern.

(d)       Violation of Covenants.  In the event that Team Member violates any of the covenants set forth in Section 2 (whether or not a Termination of Service has occurred), any non-vested RSUs will be forfeited immediately.

2.        Acceptance of Terms and Conditions of Restrictive Covenant Agreement. By accepting this award of RSUs, Team Member agrees to the terms and conditions of the Restrictive Covenant Agreement that is attached hereto as Exhibit “A”, the provisions of which are incorporated herein and made a part of this Agreement by this reference.

3.        Timing and Form of Payment.  If Shares are to be paid to Team Member, Team Member will receive evidence of ownership of those Shares.  RSUs shall be paid in Shares within sixty (60) following the date such RSUs become vested pursuant to Section 1.

4.        Dividend Equivalents.  The RSUs that Team Member is entitled to pursuant to Section 1 will be credited with Dividend Equivalents equal to the amount of cash dividend payments that would have otherwise been paid if the Shares represented by such RSUs (including deemed reinvested additional shares attributable to such RSUs pursuant to this paragraph) were actually outstanding on the Grant Date.  These Dividend Equivalents will be deemed to be reinvested in additional Shares determined by dividing the deemed cash dividend amount by the Fair Market Value of a Share on the applicable dividend payment date.  Such credited amounts will vest or be forfeited in accordance with Section 1 based on the vesting or forfeiture of the RSUs to which they are attributable.  In addition, the RSUs that Team Member is entitled to pursuant to Section 1 will be credited with any dividends or distributions that are paid in Shares represented by such RSUs and will otherwise be adjusted by the Committee for other capital or corporate events as provided for in the Plan.

5.        General Provisions

(a)       Administration, Interpretation and Construction. The terms and conditions set forth in this Agreement will be administered, interpreted and construed by the Committee, whose decisions will be final, conclusive and binding on the Company, on Team Member and on anyone claiming under or through the Company or Team Member.  Without limiting the generality of the foregoing, any determination as to whether an event has occurred or failed to occur which causes the RSUs to be forfeited pursuant to the terms and conditions set forth in this Agreement, will be made by the Committee in its sole discretion.  By accepting the this award of RSUs, Team Member irrevocably consents and agrees to the terms and conditions set forth in this Agreement and to all actions, decisions and determinations to be taken or made by the Committee in good faith pursuant to the terms and conditions set forth in this Agreement

(b)       Responsibility for Taxes.  Team Member acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Team Member’s participation in the Plan and legally applicable to Team Member (the “Tax-Related Items”) is and remains Team Member’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Team Member further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends paid on such Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Team Member’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Team Member is subject to Tax-Related Items in more than one jurisdiction, Team Member acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Team Member agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Team Member authorizes the Company and/or the Employer and their respective agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from Team Member’s wages or other cash compensation paid to Team Member by the Company and/or the Employer; (b) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Team Member’s behalf pursuant to this authorization, without further consent); (c) withholding Shares to be issued upon vesting of the RSUs; or (d) any method determined by the Committee to be in compliance with applicable laws; provided, however, that if Team Member is a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (a)-(d) herein, and if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then Team Member shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Team Member may receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Team Member is deemed to have been issued the full number of Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Team Member agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Team Member’s participation in the Plan that cannot be satisfied by the means previously described.  The Company shall have no obligation to make any payment in any form under this Agreement or under any RSU or Dividend Equivalent issued in accordance herewith, unless and until such tax obligations have been satisfied.

(c)       Nontransferability of RSUs.  Except as provided in Section 5(d) or as otherwise permitted by the Committee, Team Member may not sell, transfer, pledge, assign or otherwise alienate his or her RSUs.

(d)       Beneficiary Designation.  If permitted by the Committee, Team Member may name any beneficiary or beneficiaries who may be entitled to any right in the RSUs received pursuant to this Agreement by filing a beneficiary designation for his or her Fidelity Account® with Fidelity Investments, provided such beneficiary designation can be validly made under applicable laws.

(e)       Terms and Conditions Binding.  The terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, including any assignee of the Company and any successor to the Company by merger, consolidation or otherwise, and Team Member, Team Member’s heirs, devisees and legal representatives.

(f)        No Employment Rights.  No provision of this Agreement or the Plan will be deemed to confer upon Team Member any right to continue in the employ of the Company Group or will in any way affect the right of the Company or the Employer, as applicable, to dismiss or otherwise terminate Team Member’s employment or service at any time for any reason with or without cause, or will be construed to impose upon the Company Group any liability for any forfeiture of RSUs which may result under this Agreement if a Termination of Service occurs.

(g)       No Liability for Good Faith Business Acts or Omissions.  Team Member recognizes and agrees that the Committee, the Board, or the officers, agents or employees of the Company, in their oversight or conduct of the business and affairs of the Company, may in good faith cause the Company to act, or to omit to act, in a manner that may, directly or indirectly, prevent the RSUs from vesting.  No provision of this Agreement will be interpreted or construed to impose any liability upon the Company Group, the Committee, Board or any officer, agent or employee of the Company Group, for any forfeiture of RSUs that may result, directly or indirectly, from any such action or omission.

(h)       Adjustments.  In accordance with Section 4.4 of the Plan, the Committee will make appropriate adjustments in the terms and conditions of Team Member’s RSUs in recognition of a corporate event or transaction affecting the Company (such as a common stock dividend, common stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate changes) to prevent unintended dilution or enlargement of the potential benefit of Team Member’s RSUs.  The Committee’s determination pursuant to this Section 5(h) shall be conclusive.

(i)        Legal Representative.  In the event of Team Member’s death or a judicial determination of Team Member’s incompetence, reference in this Agreement to Team Member shall be deemed, where appropriate, to Team Member’s heirs, devises, or guardian.

(j)        Titles.  The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

(k)       Plan Governs.  RSUs are being awarded to Team Member pursuant to and subject to the Plan, a copy of which is available upon request to the Corporate Secretary of the Company.  The provisions of the Plan are incorporated herein by this reference.  The terms and conditions set forth in this Agreement will be administered, interpreted and construed in accordance with the Plan, and any such term or condition which cannot be so administered, interpreted or construed will to that extent be disregarded.

(l)        Complete Agreement.  This instrument contains the entire agreement of the parties relating to the RSUs and supersedes and replaces all prior agreements and understandings with respect to such matter.  The parties hereto have made no agreements, representations or warranties relating to the RSUs which are not set forth herein or incorporated by reference.

(m)      Amendment; Modification; Waiver.  Subject to Section 12 of this Agreement, no provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee and shall be agreed to in writing, signed by Team Member and by an officer of the Company duly authorized to do so. No waiver by either party hereto of any breach by the other party of any condition or provision set forth in this Agreement to be performed by such other party will be deemed a waiver of a subsequent breach of such condition or provision, or will be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

(n)       Governing Law; Venue.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules.  Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

(o)       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Team Member hereby consents to receive such documents by electronic delivery and  agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.  Team Member also agrees that his or her electronic acknowledgement of this Agreement shall be considered the equivalent of his or her written signature.

(p)       Severability.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(q)       Code Section 409A.  The intent of the parties is that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.  A Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination of Service” or like terms shall mean “such a separation from service.”  Any provision of this Agreement to the contrary notwithstanding, if the Company determines that Team Member is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that Team Member is entitled to under this Agreement on account of his or her separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of his or her death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(q) shall be paid in a lump-sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.        Nature of Grant.  In accepting the RSUs, Team Member acknowledges, understands and agrees that:

(a)       the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)       the grant of RSUs and Dividend Equivalents is exceptional, voluntary and occasional and does not create any contractual or other right to receive future RSUs or Dividend Equivalents, or benefits in lieu of RSUs and Dividend Equivalents, even if RSUs and their corresponding Dividend Equivalents have been granted in the past;

(c)       all decisions with respect to future RSUs, Dividend Equivalents or other grants, if any, will be at the sole discretion of the Company;

(d)       the grant of RSUs and Dividend Equivalents and Team Member’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company;

(e)       Team Member is voluntarily participating in the Plan;

(f)        the RSUs, Dividend Equivalents and Shares underlying the RSUs and Dividend Equivalents, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)       the RSUs, Dividend Equivalents and Shares underlying the RSUs and Dividend Equivalents, and the income from and value of same, are not part of normal or expected compensation for any purpose, including without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)       the future value of Shares underlying the RSUs and Dividend Equivalents is unknown, indeterminable and cannot be predicted with certainty;

(i)        no claim or entitlement to compensation or damages shall arise from the forfeiture of RSUs and Dividend Equivalents resulting from Team Member’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Team Member is employed or otherwise rendering services or the terms of Team Member’s employment or service agreement, if any), and in consideration of the grant of RSUs and Dividend Equivalents, Team Member agrees not to institute any claim against the Company Group;

(j)        unless otherwise agreed with the Company, the RSUs, Dividend Equivalents and Shares underlying the RSUs and Dividend Equivalents, and the income from and value of same, are not granted as consideration for, or in connection with the service Team Member may provide as a director of any Affiliate or Subsidiary;

(k)       unless otherwise provided in the Plan or by the Company in its discretion, the RSUs, Dividend Equivalents and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs, Dividend Equivalents or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the common stock; and

(l)        the Company shall not be liable for any foreign exchange rate fluctuation between Team Member’s local currency and the U.S. Dollar that may affect the value of the RSUs, Dividend Equivalents or any amounts due to Team Member pursuant to the settlement of the RSUs or subsequent sale of Shares acquired under the Plan.

7.        Data Privacy.  Team Member understands that the Company may hold certain personal information about Team Member, including, but not limited to, Team Member’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs, Dividend Equivalents or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in Team Member’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Team Member’s participation in the Plan.

Team Member understands that Data may be transferred to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Team Member understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Team Member’s country.  Team Member understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Team Member authorizes the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Team Member’s participation in the Plan.  Team Member understands that Data will be held only as long as is necessary to implement, administer and manage Team Member’s participation in the Plan.  Team Member understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting his or her local human resources representative.  Further, Team Member understands that he or she is providing the consents herein on a purely voluntary basis. If Team Member does not consent, or if Team Member later seeks to revoke his or her consent, his or her employment or service relationship will not be affected; the only consequence of refusing or withdrawing Team Member’s consent is that the Company would not be able to grant the RSUs, Dividend Equivalents or other equity awards to Team Member or administer or maintain such awards.  Therefore, Team Member understands that refusing or withdrawing his or her consent may affect Team Member’s ability to participate in the Plan.  For more information on the consequences of Team Member’s refusal to consent or withdrawal of consent, Team Member understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company, Team Member agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from Team Member for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in his or her country, either now or in the future.  Team Member understands and agrees that he or she will not be able to participate in the Plan if Team Member fails to provide such consent or agreement as requested by the Company.

8.        Change of Control.   In the event of a Change of Control (as defined in Section 2.7 of the Plan), the following provisions shall apply:

(a)       In the event of a Change of Control in which the Company is the surviving entity or in which the Company’s successor assumes the Company’s obligations under this Agreement, or if the RSUs are otherwise equitably converted or substituted, and if Team Member subsequently incurs a Termination of Service within two (2) years following the date of such Change of Control either (i) by the Company for any reason other than Cause or (ii) by Team Member for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company's applicable Change of Control Plan Document, the provisions of which are incorporated herein by reference), then an additional percentage of the RSUs will become non-forfeitable (i.e.,  “vest”) as of the date of the Termination of Service, with such additional percentage determined by multiplying (i) the incremental percentage of the RSUs that has not yet vested and that would have become vested pursuant to the schedule in Section 1 on the next anniversary date if Team Member had not incurred a Termination of Service, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the Grant Date, if the Termination of Service occurs prior to ______________ (one year from date of grant)) through the Termination of Service to 12.  Partial months of employment will be counted as full months for purposes of this proration calculation.

(b)        In the event of a Change of Control in which the Company’s successor does not assume the Company’s obligations under this Agreement, or the RSUs are not otherwise equitably converted or substituted, then an additional percentage of the RSUs will become non-forfeitable as of the date of the Change of Control, with such additional percentage determined by multiplying (i) the incremental percentage of the RSUs that has not yet vested and that would have become vested pursuant to the schedule in Section 1 on the next anniversary date if the Change of Control had not occurred, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the Grant Date, if the Change of Control occurs prior to _________________ (one year from date of grant)) through the date of the Change of Control  to 12.  Partial months will be counted as full months for purposes of this proration calculation.

9.        Insider Trading Restrictions/Market Abuse Laws.  Team Member acknowledges that, depending on his or her country, or the broker’s country, or the country in which the Shares are listed, Team Member may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or in Team Member’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by Team Member before possessing the inside information.  Furthermore, Team Member may be prohibited from (i) disclosing the inside information to any third party, including fellow employees or service providers (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Team Member is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on the matter.

10.      Foreign Asset/Account Reporting Requirements.  Team Member acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Team Member’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any Dividend Equivalents) in a brokerage or bank account outside of Team Member’s country.  Team Member may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Team Member may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Team Member’s country through a designated bank or broker within a certain time after receipt.  Team Member acknowledges that it is his or her responsibility to be compliant with such regulations, and that Team Member should speak to his or her personal advisor on this matter.

11.      Language.  Team Member acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if Team Member has received the Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

12.      Compliance with Law.  Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Further, the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares. Team Member understands and agrees that the Company shall have unilateral authority to amend the Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

13.      Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Team Member’s participation in the Plan, on the RSUs and Dividend Equivalents, and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Team Member to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14.      No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Team Member’s participation in the Plan, or Team Member’s acquisition or sale of the underlying Shares.  Team Member is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Team Member’s participation in the Plan before taking any action related to the Plan.

15.      Equity Recovery.  If this award and the RSUs or Shares you receive pursuant to this Agreement are subject to recovery under any law, government regulation or stock exchange listing requirement, the award and the RSUs or Shares shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement and the Committee shall require that you reimburse the Company all or part of any payment or transfer related to this award and the RSUs or Shares.

TOTAL SYSTEM SERVICES, INC.

By:      /s/ Ryland Harrelson

Ryland Harrelson

Sr. Executive Vice President and Chief Officer

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into by and between TEAM MEMBER, TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), and each of its affiliates and subsidiaries (collectively, the “Company Group”). In consideration of the Company’s grant of certain equity interests to Team Member and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:

1.        Acknowledgments.

(a)       Team Member acknowledges that during the course of Team Member’s employment, Team Member has had or will have access to Confidential Information (as defined below).  Team Member understands and agrees that such Confidential Information is of great competitive importance and commercial value to the Company Group, and that the improper use or disclosure of such Confidential Information by Team Member would cause irreparable harm to the Company Group.  Accordingly, Team Member agrees that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company Group’s legitimate business interests in safeguarding its Confidential Information and that any claim or cause of action of Team Member against the Company Group will not constitute a defense to the enforcement of such restrictive covenants.

(b)       Team Member acknowledges that an important part of Team Member’s duties is, has been, or will be to advance the business of the Company Group by directly, or through the supervision of others, developing and maintaining substantial relationships with prospective or existing clients of the Company Group and/or developing and maintaining the goodwill of the Company Group associated with (i) an ongoing business, commercial or professional practice, or (ii) a specific geographic location, or (iii) a specific marketing or trade area and/or providing corporate support services for the Company Group including, but not limited to, legal, financial, human resources, technical, information security, communication, and investor relations.

(c)       Team Member acknowledges that in the course of Team Member’s employment, Team Member has, does or will:

(i)         customarily and regularly solicit clients or prospective clients; and/or

(ii)        customarily and regularly engage in making sales or obtaining contracts for products or services to be performed by others; and/or

(iii)       perform each of the following duties:

a.   have the primary duty of managing the enterprise (or a customarily recognized department or subdivision thereof) in which the Team Member is employed;

b.   customarily and regularly direct the work of two or more employees; and

c.   have the authority to hire or fire other employees or have particular weight given to Team Member’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; and/or

(iv)       by reason of the Company Group’s investment of time, training, money, trust, exposure to the public, or exposure to clients, vendors, or other business relationships:

a.   gained a high level of notoriety, fame, reputation, or public persona as the Company Group’s representative or spokesperson; or

b.   gained a high level of influence or credibility with the Company Group’s clients, vendors, or other business relationships; and/or

c.   become intimately involved in the planning for or direction of the business of the Company Group or a defined unit of the business of the Company Group; and/or

d.   obtained selective or specialized skills, knowledge, abilities, or client contacts or information.

2.        Protection of Confidential Information.

(a)       Non-disclosure of Confidential Information. From and after ____________, except as otherwise provided in Section 11, Team Member shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of an executive officer of the Company Group.  Team Member’s obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information.  The restrictions in this Section 2 are in addition to and not in lieu of any other obligations of Team Member to protect Confidential Information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, applicable law, or any other contract or agreement.  Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b)       Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means data or information relating to the business of the Company Group that has been or will be disclosed to Team Member or of which Team Member becomes aware as a consequence of or through Team Member’s relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors.  Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information is developed in whole or in part by Team Member, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company Group as secret or confidential.  Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Team Member without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)       Notice to Company Group.  Except as otherwise provided in Section 11, in the event Team Member is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Team Member shall promptly notify the General Counsel of the Total System Services, Inc. in writing as soon as possible, so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement.  Team Member shall cooperate with the Company Group to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Team Member’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

3.        Protection Against Unfair Competition.  Team Member agrees and covenants that for a period of two  (2) years from and after his termination of employment, Team Member shall not, directly or indirectly, whether personally or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of Team Member or any other person or entity that competes with the Business  (as defined below) or any part thereof, without the written consent of the Chief Executive Officer or Chief HR Officer of Total System Services, Inc.

(a)       For purposes of this Agreement:

(i)    Team Member’s “Prohibited Activities” means activities of the type conducted, provided, or offered by Team Member within two (2) years prior to his termination of employment,  including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, information security, legal, human resource, technical and other similar or related activities and including service as a director or in any similar capacity.

(ii)   “Territory” means  each geographic area in which a Restricted Company conducts the Business during the last two (2)  years of Team Member’s employment, including, without limitation, each of the following areas: (a) the following states within the United States of America: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; (b) the following provinces with Canada: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; (c) the following states within Mexico: Aguascalientes, Baja California, Baja California Sur, Campeche, Chiapas, Ciudad de México, Chihuahua, Coahuila, Colima, Durango, Guanajuato, Guerrero, Hidalgo, Jalisco, México, Michoacán, Morelos, Nayarit, Nuevo León, Oaxaca, Puebla, Querétaro, Quintana Roo, San Luis Potosí, Sinaloa, Sonora, Tabasco, Tamaulipas, Tlaxcala, Veracruz, Yucatán, and Zacatecas; (d) the following states within Brazil: Acre, Alagoas, Amapá, Amazonas, Bahia, Ceará, Distrito Federal, Espírito Santo, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Minas Gerais, Pará, Paraíba, Paraná, Pernambuco, Piaui, Rio de Janeiro, Rio Grande do Norte, Rio Grande do Sul, Rondônia, Roraima, Santa Catarina, São Paulo, Sergipe, and Tocantins; and (e) the following countries in Europe: Albania, Andorra, Armenia, Austria, Azerbaijan, Belrus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, and the United Kingdom.

(iii)   “Business” means the business of (i) providing payment processing services to financial and non-financial institutions; (ii) performing services, acquiring solutions and related systems and integrated support services to merchant acquiring and merchants (iii) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others; (iv) providing certain payments-related reselling services, information reporting services related to transactions,  billing services, point of sale equipment sales and services, and other value-added services (including fraud detection,  mitigation  and management services) relating to (i) – (iii); or (v), or similar or related businesses or activities conducted, authorized, offered or provided by a Restricted Company within two (2) years prior to the date of Team Member’s termination of employment.

(iv)    “Restricted Company” means the entity in the Company Group that employs the Team Member (the “Employer”) and any member of the Company Group (other than the Employer) for which Team Member performed services or had responsibility during the last two (2) years of Team Member’s employment.

4.        Non-solicitation of Clients.  Team Member agrees and covenants that for a period of two (2) years from and after the date of Team Member’s termination of employment,  Team Member shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company Group’s clients, including actively sought prospective clients, with whom Team Member had Material Contact during Team Member’s employment for purposes of providing products or services that are competitive with those provided by the Company Group.

(a)       For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company Group if such products or services are of the type conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Team Member’s termination of employment.

(b)       For purposes of this Agreement, the term “Material Contact” means contact between Team Member and each client or potential client (i) with whom Team Member dealt on behalf of the Company Group, (ii) whose dealings with the Company Group were coordinated or supervised by Team Member, (iii) about whom the Team Member obtained Confidential Information in the ordinary course of business as a result of Team Member’s association with the Company Group, or (iv) who receives products or services authorized by the Company Group, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Team Member within two (2) years prior to the Team Member’s termination of employment.

5.        Non-solicitation of Employees.  Team Member agrees and covenants that for a period of two (2) years from and after the date of Team Member’s termination of employment, Team Member shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Team Member had contact while employed by, or serving as a director of, any member of the Company Group, for purposes of inducing such person to leave the employment of the

Company Group.

6.        Not Applicable if Prohibited by Applicable Law. Notwithstanding any provision of this Agreement, if Team Member’s principle place of employment on the Grant Date is in California or any other jurisdiction where any provisions of Section 3, Section 4 and/or Section 5 is prohibited by law, then the provisions of Section 3, Section 4 and/or Section 5 will not apply following Team Member’s termination of employment, to the extent any such provision is prohibited by law.

7.        Non-disparagement.  Except as otherwise provided in Section 11, Team Member agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments or statements concerning any of the Company Group, or any of their respective directors, officers and employees.  This Section 7 does not in any way, restrict or impede Team Member from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized Government Agency (as defined below).

8.        Enforcement.  Team Member acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate.  Accordingly, Team Member agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement.  In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

9.        Tolling.  In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Team Member is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Team Member complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

10.      Notification to Subsequent Employer.  Team Member agrees to notify any subsequent employer of the existence and terms of this Agreement.  In addition, Team Member authorizes the Company Group to provide a copy of this Agreement to third parties, including but not limited to Team Member’s subsequent, anticipated, or possible future employers.

11.      Permitted Disclosures.  Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Team Member’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (individually “Government Agency” and collectively, “Government Agencies”), or restricts Team Member from providing truthful information in response to a lawfully issued subpoena or court order.  Further, this Agreement does not limit Team Member’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group.

12.      Notices.

(a)       All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:          Total System Services, Inc.

Attn: General Counsel

One TSYS Way

Post Office Box 2567

Columbus, Georgia 31902-2567

If to Team Member:        Most recent address on file with the Company Group

(b)       Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 12.

13.      Governing Law; Venue.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules.  Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

14.      Assignability.  This Agreement is personal to Team Member and may not be assigned by Team Member.  This Agreement shall be assignable by the Company Group and shall inure to the benefit of the Company Group and its successors and assigns.

15.      Severability.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

16.      Third Party Beneficiaries.  The parties agree that the Company Group and each member thereof are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

17.      Modification.  No provision of this Agreement may be modified or waived except in writing signed by Team Member and a duly authorized representative of the Company Group, which writing shall specifically reference this Agreement and the provision that the Company and the Team Member intend to modify or waive.    Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

18.      Survival.  Team Member’s obligations under this Agreement shall survive the termination of Team Member’s employment for any reason, and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Team Member by the Company Group.

19.      Electronic Signature.  Team Member’s acceptance and execution of this Agreement shall be made by electronic acknowledgment, and Team Member agrees that his or her electronic acknowledgment of this Agreement shall be considered the equivalent of his or her written signature.

TOTAL SYSTEM SERVICES, INC.,

on behalf of the Company Group

By:      /s/ Ryland Harrelson

Ryland Harrelson

Sr. Executive Vice President and Chief HR Officer